Exhibit 99.2

Lantheus Announces Agreement to Sell RELISTOR® Royalties to HealthCare Royalty
Agreement enhances Lantheus’ strong liquidity position and supports continued pipeline advancement and commercial readiness
BEDFORD, Mass., August 3, 2023 – Lantheus Holdings, Inc. (“Lantheus” or the “Company”) (NASDAQ: LNTH), a company committed to improving patient outcomes through diagnostics, radiotherapeutics and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease, today announced the divestiture of its RELISTOR (methylnaltrexone bromide) net sales royalties. The sale of this non-core asset strategically aligns with Lantheus’ long-term vision and growth strategy, allowing the Company to enhance its focus on the core radiopharmaceutical business and fuel further investment in this growing field. HealthCare Royalty (“HCRx”) has acquired the tiered, sales-based royalty rights on worldwide net sales of RELISTOR while Lantheus retains the rights to future sales-based milestone payments.
“It is an exciting time at Lantheus, with multiple ongoing late-stage radiopharmaceutical therapeutic programs that we believe have the potential to make a meaningful difference in patients’ lives,” said Mary Anne Heino, Chief Executive Officer of Lantheus. “The sale of the RELISTOR royalties unlocks significant value, which can be strategically channeled into our rapidly growing and evolving radiopharmaceutical business. As the leading radiopharmaceutical-focused company, we are committed to driving innovation as we Find, Fight and Follow disease to deliver better patient outcomes.”
Lantheus plans to use the net proceeds of the transaction to continue to invest in its growth strategy. The sale not only provides financial flexibility, but also enables the Company to continue advancing its innovative pipeline. Under the terms of the purchase agreement, Lantheus received an initial payment of approximately $98 million and has the right to receive an additional payment of $5 million from HCRx if worldwide net sales of RELISTOR in 2025 exceed a specified threshold. In exchange for the payment, HCRx received the rights to the tiered, sales-based royalties on worldwide net sales of RELISTOR related to the second quarter of 2023 and subsequent quarters.
During the twelve-month period ended December 31, 2022, Lantheus reported $22.3 million in aggregate royalties derived from net sales of RELISTOR. For the first six months of 2023, RELISTOR royalties contributed $13.2 million of revenue and approximately $0.13 adjusted fully diluted earnings per share.
Progenics Pharmaceuticals, Inc., a Lantheus company, licensed methylnaltrexone (MNTX) along with products containing MNTX including the Tablet and Subcutaneous injection RELISTOR® products to Salix Pharmaceuticals, Inc., a Bausch Health company in 2011.
Foley Hoag LLP acted as legal advisor to Lantheus and Cadwalader, Wickersham & Taft LLP acted as legal advisor to HCRx in connection with the transaction.
About RELISTOR
RELISTOR® (methylnaltrexone bromide) is an opioid antagonist. RELISTOR tablets and RELISTOR injection are indicated for the treatment of opioid-induced constipation (OIC) in adults with chronic non-cancer pain, including patients with chronic pain related to prior cancer or its treatment who do not require frequent (e.g., weekly) opioid dosage escalation.
RELISTOR injection is also indicated for the treatment of OIC in adults with advanced illness or pain caused by active cancer who require opioid dosage escalation for palliative care.
RELISTOR is not indicated to reduce all-cause mortality for opioid-induced bowel disorders.
Please go to www.relistor.com for full Prescribing Information for RELISTOR tablets and RELISTOR injection.
About Lantheus
With more than 65 years of experience in delivering life-changing science, Lantheus is committed to improving patient outcomes through diagnostics, radiotherapeutics and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease. Lantheus is headquartered in Massachusetts and has offices in New Jersey, Canada and Sweden. For more information, visit www.lantheus.com.
HEALTHCARE ROYALTY® and HCRx® are registered trademarks of HealthCare Royalty Management, LLC.

Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by their use of terms such as "can,” “continue,” “plans,” “will” and other similar terms. Such forward-looking statements are based upon current plans, estimates and expectations that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in their Annual Reports on Form 10-K and their Quarterly Reports on Form 10-Q).

Contacts:
Mark Kinarney
Vice President, Investor Relations
978-671-8842
ir@lantheus.com

Melissa Downs
Senior Director, Corporate Communications
646-975-2533
media@lantheus.com